Exhibit 99.1
FOR IMMEDIATE RELEASE
ASYST REPORTS RESULTS FOR FOURTH QUARTER OF FISCAL 2007
     FREMONT, Calif., May 10, 2007 — Asyst Technologies, Inc. (Nasdaq: ASYT), a leading provider of integrated automation solutions that enhance semiconductor and flat panel display manufacturing productivity, today reported financial results for its fiscal fourth quarter ended Mar. 31, 2007.
     Net sales for the fiscal fourth quarter were $127 million, up from $126 million in the prior sequential quarter. Net sales of automated material handling systems (AMHS) were $82 million, up 5% from $78 million in the prior sequential quarter. Net sales of other tool and fab automation solutions were $45 million, down 6% from $48 million in the prior sequential quarter. Gross margins increased in both business units, leading to consolidated gross margin of 32% for the fiscal fourth quarter, up from 30% in the prior sequential quarter.
     For the fiscal fourth quarter, net income according to GAAP was $3.4 million, or $0.07 per share, which compares with a net loss of $0.2 million, or less than $0.01 per share, in the prior sequential quarter. GAAP net income for the quarter includes the benefit of approximately $4.0 million, or $0.08 per share, related to the implementation of a new tax structure for the full fiscal year 2007.
     Non-GAAP net income for the fiscal fourth quarter, which excludes the net impact of intangibles amortization, stock-based compensation expense, and restructuring charges, was $8.4 million, or $0.17 per share. Non-GAAP net income for the quarter includes an estimated $3.0 million, or $0.06 per share, related to the tax structure impact attributable to the first three quarters of fiscal 2007. In the prior sequential quarter, non-GAAP net income was $5.9 million, or $0.12 per share.
     Net bookings for the quarter were $134 million, up 20% from $112 million in the prior sequential quarter. The company’s overall book-to-bill ratio was 1.1 and backlog as of the end of the quarter increased to approximately $195 million.
     Steve Schwartz, chairman and chief executive officer of Asyst, said, “We continued to drive operational performance in the fiscal fourth quarter. Gross margins across the business returned to our current target operating range. We also finalized and announced our new global organizational structure, which we believe will be a platform for tighter integration of our product and sales activities, better utilization of our global supply chain capabilities, and greater efficiencies throughout the company. We believe that sales related to semiconductor AMHS are sustainable at approximately current levels for the remainder of the calendar year, as demand for our AMHS solutions reflects customers’ longer term capacity plans. We expect demand for our other tool and fab automation solutions to largely track with the broader equipment industry. Finally, we continue to see potential for increased flat panel display activity near the end of our current fiscal year.”
     Commenting on the company’s financial performance and outlook, Michael A. Sicuro, chief financial officer, said, “The improved gross margin in the fiscal fourth quarter was the result of favorable AMHS project mix and continued positive momentum in our supply chain programs. Although we expect some measure of continued volatility in our AMHS gross margins due to project mix, we believe that our AMHS cost estimation accuracy is improving and that we will continue to reduce the volatility of AMHS gross margins over time.”
     The company provided the following guidance for the fiscal first quarter ending June 30, 2007:

•	Net sales for the fiscal first quarter are expected to be in the range of flat to down 5%.

•	GAAP net income (loss) is expected to be in the range of breakeven to a loss of $0.03 per share.

•	Non-GAAP net income for the fiscal first quarter is expected to be in the range of $0.05 to $0.08 per share, including the impact of approximately $0.03 to $0.04 per share of stock-based compensation expense. (In prior periods, the company excluded stock-based compensation expense in its calculation of non-GAAP net income. Accordingly, comparisons of this guidance to prior period results may not be meaningful.)

•	In calculating non-GAAP net income, the company expects to exclude:
•	$3.5 million of intangibles amortization, net of taxes

•	$0.5 million of restructuring charges
About Asyst
Asyst Technologies, Inc. is a leading provider of integrated automation solutions that enable semiconductor and flat panel display (FPD) manufacturers to increase their manufacturing productivity and protect their investment in materials during the manufacturing process. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst’s modular, interoperable solutions allow chip and FPD manufacturers, as well as original equipment manufacturers, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst’s homepage is http://www.asyst.com
Conference Call Details
The live conference call discussing these results is available today at 5:00 pm eastern time by dialing 303-205-0044. A live webcast of the conference call is publicly available on Asyst’s website at http://www.asyst.com and accessible by going to the investor relations page and clicking on the “webcast” link. For more information, including this press release, any non-GAAP financial measures that may be discussed on the webcast as well as the most directly comparable GAAP financial measures and a reconciliation of the difference between those GAAP and non-GAAP financial measures, as well as any other material financial and other statistical information contained in the webcast, please visit Asyst’s website at www.asyst.com. A replay of the Webcast may be accessed via the same procedure. In addition, a standard telephone instant replay of the conference call is available by dialing (303) 590-3000, followed by the passcode 11088950#. The audio instant replay is available from May 10 at 7:00 pm Eastern Time through May 24 at 2:59 a.m. Eastern Time.
About Our Non-GAAP Operating Results and Adjustments
To supplement our consolidated financial results prepared under generally accepted accounting principles (“GAAP”), we use a non-GAAP measure of operating results that is GAAP net income (loss) adjusted to exclude certain costs, expenses and gains. Our non-GAAP net income (loss) gives an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. In addition, our non-GAAP net income (loss) is among the primary indicators management uses as a basis for planning and forecasting future periods. This measure is not in accordance with, or an alternative for, GAAP and may be materially different from non-GAAP measures used by other companies. We compute non-GAAP net income (loss) by adjusting GAAP net income (loss) for the impact of amortization of acquisition-related intangibles, restructuring and impairment charges, costs related to events outside the normal course of business, and other non-cash charges and gains. The presentation of this additional information should not be considered in isolation or as a substitute for net income (loss) prepared in accordance with GAAP.
Forward Looking Statements
Except for statements of historical fact, the statements in this release are forward-looking. The forward-looking statements include statements regarding future financial results; and other factors more fully detailed in the company’s annual report on Form 10-K for the year ended March 31, 2006, as amended on Form 10-K/A, and other reports filed with the Securities and Exchange Commission. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to: uncertainties whether the expected range of results discussed above will change as Asyst finalizes and files its financial statements; uncertainties arising from our inability to maintain effective internal control over financial reporting; the impact of lawsuits or other proceedings initiated in relation to the company’s prior stock option grant practices; uncertainty that these or other matters could comprise a material weakness in the Company’s internal control over financial reporting, which could prevent the company from timely meeting its future reporting requirements or obligations to maintain effective internal control; the volatility of semiconductor industry cycles; our ability to achieve forecasted revenues, margins and profits; failure to respond to rapid demand shifts; dependence on a few significant customers; the timing and scope of decisions by customers to transition and expand fabrication facilities and investment in fab automation equipment; our ability to maintain or expand market share in our product segments; our ability to improve gross margins through product cost reduction and supply chain initiatives; continued risks associated with the acceptance of new products and product capabilities; the risk that customers will delay, reduce or cancel planned projects or bookings and thus delay recognition or the amount of our anticipated revenue; competition in the semiconductor equipment industry and specifically in AMHS; failure to retain and attract key employees; and other factors more fully detailed in the company’s annual report on Form 10-K for the year ended March 31, 2006, and other reports filed with the Securities and Exchange Commission.
“Asyst” is a registered trademark of Asyst Technologies, Inc. All Rights Reserved.

Contact:	John Swenson
Vice President, Investor Relations & Corporate Communications
510-661-5000
(Tables to Follow)

ASYST TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands)

	March 31,	March 31,
	2007	2006
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$99,701	$109,926
Accounts receivable, net	125,889	141,453
Inventories	51,511	33,219
Prepaid expenses and other	28,460	26,831

Total current assets	305,561	311,429

LONG-TERM ASSETS:
Property and equipment, net	25,138	23,108
Goodwill	83,723	58,840
Intangible assets, net	41,994	19,334
Other assets	6,614	2,583

Total long-term assets	157,469	103,865

Total assets	$463,030	$415,294

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term loans and notes payable	$1,453	$1,443
Current portion of long-term debt and capital leases	9,408	1,368
Accounts payable	101,287	88,785
Accrued liabilities	84,504	62,902
Deferred revenue	10,880	5,335

Total current liabilities	207,532	159,833

LONG-TERM LIABILITIES:
Convertible notes	86,250	86,250
Long-term debt and capital leases, net of current portion	49,703	918
Deferred tax and other long-term liabilities	24,734	14,093

Total long-term liabilities	160,687	101,261

MINORITY INTEREST	130	66,521

SHAREHOLDERS’ EQUITY:	94,681	87,679

Total liabilities, minority interest and shareholders’ equity	$463,030	$415,294

ASYST TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except per share data)

	Three Months Ended		Year Ended
	March 31, 2007	March 31, 2006	March 31, 2007	March 31, 2006

NET SALES	$126,708	$110,351	$492,473	$459,221
COST OF SALES	85,670	68,239	337,752	297,975

Gross profit	41,038	42,112	154,721	161,246

OPERATING EXPENSES:
Research and development	8,896	7,351	34,575	27,913
Selling, general and administrative	23,565	21,756	87,234	84,503
Amortization of acquired intangible assets	5,784	3,464	20,245	16,590
Restructuring charges (credits)	208	—	1,992	(46)

Total operating expenses	38,453	32,571	144,046	128,960

Operating income	2,585	9,541	10,675	32,286

Other income (expense), net	(408)	14	(2,608)	953

Income before provision for income taxes and minority interest	2,177	9,555	8,067	33,239
BENEFIT FROM (PROVISION FOR) INCOME TAXES	1,214	(2,636)	(6,447)	(18,746)
MINORITY INTEREST	(1)	(4,482)	(1,761)	(14,597)

NET INCOME (LOSS) PRIOR TO CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	3,390	2,437	(141)	(104)
Cumulative effect of change in accounting principle			103

NET INCOME (LOSS)	$3,390	$2,437	$(38)	$(104)

BASIC NET INCOME (LOSS) PER SHARE PRIOR TO CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	$0.07	$0.05	$(0.00)	$(0.00)
Cumulative effect of change in accounting principle	—	—	0.00	—

BASIC NET INCOME (LOSS) PER SHARE	$0.07	$0.05	$(0.00)	$(0.00)

DILUTED NET INCOME (LOSS) PER SHARE PRIOR TO CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	$0.07	$0.05	$(0.00)	$(0.00)
Cumulative effect of change in accounting principle	—	—	0.00	—

DILUTED NET INCOME (LOSS) PER SHARE	$0.07	$0.05	$0.00	$(0.00)

SHARES USED IN THE PER SHARE CALCULATION — BASIC	49,232	48,216	48,924	47,972

SHARES USED IN THE PER SHARE CALCULATION — DILUTED	49,990	50,178	48,924	47,972

ASYST TECHNOLOGIES, INC.
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(Unaudited; in thousands, except per share data)

	Three Months Ended
	March 31, 2007
	GAAP	Adjustments		Non-GAAP
NET SALES	$126,708	$—		$126,708
COST OF SALES	85,670	(269)	[1]	85,401

Gross profit	41,038	269		41,307

OPERATING EXPENSES:
Research and development	8,896	(335)	[1]	8,561
Selling, general and administrative	23,565	(629)	[1]	22,936
Amortization of acquired intangible assets	5,784	(5,784)	[2]	—
Restructuring charges	208	(208)		—

Total operating expenses	38,453	(6,956)		31,497

Operating income	2,585	7,225		9,810

Other (expense), net	(408)	—		(408)

Income before provision for income taxes and minority interest	2,177	7,225		9,402
BENEFIT FROM (PROVISION FOR) INCOME TAXES	1,214	(2,227)	[3]	(1,013)

MINORITY INTEREST	(1)	—		(1)

NET INCOME	$3,390	$4,998		$8,388

BASIC NET INCOME PER SHARE	$0.07	$0.10		$0.17

DILUTED NET INCOME PER SHARE	$0.07	$0.10		$0.17

SHARES USED IN THE PER SHARE CALCULATION — BASIC	49,232	49,232		49,232

SHARES USED IN THE PER SHARE CALCULATION — DILUTED	49,990	49,990		49,990

1.	Stock compensation expense.

2.	Amortization of net intangibles.

3.	Reversal of income tax benefit of $2,227 related to amortization of intangibles.